UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 Commission File Number	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
1.	William Wells Separation Agreement and Release of Claims

On March 1, 2007, Bunge Limited (“Bunge”) entered into a Separation Agreement and Release of Claims (the “Separation Agreement”) with William Wells, Chief Financial Officer of Bunge. Pursuant to the Separation Agreement, as previously disclosed, Mr. Wells’ employment with Bunge will terminate on April 1, 2007. Mr. Wells will not receive any payments under the Separation Agreement other than payment for any accrued and unused vacation days pursuant to Bunge’s vacation policy. Pursuant to the Separation Agreement and in accordance with Bunge’s Equity Incentive Plan (the “Plan”), Mr. Wells will become vested in a portion of certain previously granted stock options and have the right to exercise them for a period of 90 days following termination of his employment. Additionally, he will become vested in a portion of certain previously granted restricted stock unit awards. Mr. Wells will also be entitled to receive his vested, accrued benefits under Bunge’s retirement and deferred compensation plans (as applicable) in accordance with the terms and conditions of such plans. The Separation Agreement provides that Mr. Wells will be bound by certain confidentiality, non-solicitation, and cooperation covenants and includes a general release of all claims against Bunge.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

2.	Change in Director Compensation Program

On February 27, 2007, the Board of Directors (the “Board”) of Bunge, upon recommendation of the compensation committee (the “Compensation Committee”), approved the following modifications to the cash compensation program for non-employee directors serving on the Board, effective as of January 1, 2007:

(i)

The annual cash retainer received by each non-employee director will be increased from $60,000 to $75,000. Directors who serve on committees of the Board, other than the Audit Committee, will no longer receive committee membership fees. Directors who serve on the Audit Committee will continue to receive a membership fee of $10,000 per year.

(ii)	Committee chairman fees will remain $20,000 per year for the Audit Committee chair and $10,000 per year for each other committee chair.
(iii)

If the Board or a committee meets in excess of 10 times per year, each non-employee director or committee member will receive a fee for attendance at each such additional meeting. Such fees will be fixed at $1,000 per meeting attended. Previously, meeting fees were earned if the Board or a committee met more than five times per year.

3.	Base Salaries for 2007

On February 26, 2007, the Compensation Committee approved increases in the base salaries of the executive officers listed below as follows.

Executive	2006 Base Salary	2007 Base Salary
Archibald Gwathmey	$600,000	$620,000
Flávio Sá Carvalho	$375,000	$400,000

Mr. Weisser’s, Mr. Kfouri’s and Mr. Wells’ base salaries remained unchanged.

Item 7.01	Regulation FD Disclosure

On February 28, 2007, William Wells, Chief Financial Officer of Bunge, adopted a Rule 10b5-1 trading plan to sell certain common shares of Bunge which Mr. Wells will have the right to acquire under outstanding employee stock options, including stock options that will vest upon termination of his employment as described in Item 5.02 above, and in connection with the vesting and settlement of certain outstanding performance-based restricted stock units. The trading plan was adopted by Mr. Wells to provide for an orderly disposition of his holdings of Bunge shares in connection with Mr. Wells’ previously announced departure from Bunge Limited. The trading plan was established by Mr. Wells in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Bunge’s policies regarding transactions in its securities.

The trading plan will cover the sale of up to approximately 35,000 common shares in the aggregate. Sales under the trading plan will begin no earlier than March 15, 2007, subject to the trading price of Bunge’s common shares.

Rule 10b5-1 of the Securities Exchange Act of 1934 permits corporate insiders to adopt prearranged written plans for selling specified amounts of stock. Insiders may adopt such plans when they are not in possession of material nonpublic information. Once a plan is established, the insider retains no discretion over sales under the plan, and the pre-planned trades can be executed through a broker at later dates without regard to any subsequent material non-public information that the insider may receive. Appropriate securities filings reporting the sales will be made with the Securities and Exchange Commission when due.

Other executive officers of Bunge Limited have in the past, and may in the future, enter into 10b5-1 plans for the sale of Bunge Limited common shares. These persons and other officers and directors may engage in other transactions in Company securities outside the use of Rule 10b5-1 plans. Except as may be required by applicable law, Bunge does not undertake to report modifications, terminations or other activities under these plans, nor the establishment of future 10b5-1 plans by these or other Bunge directors or officers.

Item 9.01	Financial Statements and Exhibits

(a)	None
(b)	None
(c)	Exhibits

Exhibit No.	Description
99.1	Separation Agreement, dated March 1, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2007

BUNGE LIMITED

	By:	/s/ CARLA L. HEISS
		Name:	Carla L. Heiss
		Title:	Assistant General Counsel